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                                                                     EXHIBIT 5.1

                                                                 October 6, 1995


CS First Boston Corporation
J.P. Morgan Securities Inc.,
   As Representatives of Several Underwriters,
      c/o CS First Boston Corporation,
         Park Avenue Plaza,
            New York, N.Y.  10055.

Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of $100,000,000 principal amount of ___% Notes Due 2005 (the "Securities") of Quaker State Corporation, a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has

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CS First Boston Corporation
J.P. Morgan Securities Inc.                                                  -2-

become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of

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CS First Boston Corporation
J.P. Morgan Securities Inc.                                                  -3-


New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                       Very truly yours,

                                                       /s/ SULLIVAN & CROMWELL
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